CONSENT OF INDEPENDENT AUDITORS


To the Plan Administrative Committee
Peoples Bancorp Inc. Retirement Savings Plan
Marietta, Ohio


We consent to incorporation by reference of our report dated May 11, 2000 relating to the statements of net assets available for benefits with fund information of Peoples Bancorp Inc. Retirement Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for benefits with fund information for the years then ended, which appears in Peoples Bancorp Inc.'s Form 11K for 1999.



                              /S/ HARMAN, THOMPSON, MALLORY & ICE, A.C.
                                  Harman, Thompson, Mallory & Ice, A.C.
                                  Certified Public Accountants





Parkersburg, West Virginia
June 12, 2000

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